EXHIBIT 10.8

Published CUSIP Number: 03015YAA0

CREDIT AGREEMENT

dated as of May 10, 2010

among

AMERICAN TELECONFERENCING SERVICES, LTD.,
as Borrower,

PREMIERE GLOBAL SERVICES, INC.
and
CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWER,
as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.
and
RBS CITIZENS, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agent

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC.,
and
RBS CITIZENS, NATIONAL ASSOCIATION,
as Joint Lead Arrangers
and
Joint Book Managers

TABLE OF CONTENTS

Article and Section

i

SCHEDULES

Schedule 1.01-1	Mandatory Cost Rate
Schedule 1.01-2	Restructuring Charges
Schedule 2.01	Lenders and Commitments
Schedule 2.03	Existing Letters of Credit
Schedule 6.05	Contingent Liabilities
Schedule 6.14	Subsidiaries
Schedule 8.01	Existing Liens
Schedule 8.02(b)	Existing Investments
Schedule 8.02(j)	Designated Officers
Schedule 8.03	Existing Indebtedness
Schedule 8.05	Permitted Dispositions
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 2.01(e)	Form of Lender Joinder Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 2.13-3	Form of Term Loan Note
Exhibit 7.02(a)	Form of Compliance Certificate
Exhibit 7.12	Form of Guarantor Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

     This CREDIT AGREEMENT (the “Credit Agreement”) is entered into as of May 10, 2010, among AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation (the “Borrower”), PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (the “Parent”) and the other Guarantors identified herein, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swingline Lender.

     WHEREAS, a $300 million revolving credit facility was established in favor of the Parent pursuant to the terms of that credit agreement dated as of June 30, 2004 (as amended and modified through the Closing Date, the “Existing Credit Agreement”) among the Parent, as borrower, certain Subsidiaries of the Parent, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders thereunder;

     WHEREAS, the Parent has requested that the obligations under the Existing Credit Agreement be paid in full and the commitments thereunder terminated (other than those obligations that pursuant to their express terms survive payment of the obligations and termination of the commitments under the Existing Credit Agreement and related documents), and that a new credit facility be established in favor of the Borrower and be guaranteed by the Parent and certain of its Subsidiaries;

     WHEREAS, the Lenders have agreed to provide the requested revolving credit and term loan facilities on the terms and conditions provided herein;

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     1.01 Defined Terms.

     As used in this Credit Agreement, the following terms have the meanings provided below:

     “Acquisition” means the purchase or acquisition by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

     “Adequate Assurance” means,

     (a) with respect to L/C Obligations, such assurance as the L/C Issuer may reasonably require, in their discretion, and

     (b) with respect to Swingline Loans, such assurance as the Swingline Lender may reasonably require, in its discretion,

in each case, that such Defaulting Lender or Impacted Lender will be capable of funding its portion of Revolving Obligations and participation interests therein and otherwise honoring its existing and future obligations hereunder and under the other Credit Documents, including the posting of cash collateral or letters of credit, in each case in form and substance and pursuant to arrangements satisfactory to the L/C Issuer or the Swingline Lender, as appropriate, in their reasonable discretion.

     “Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

     “Administrative Agent’s Fee Letter” means that certain letter agreement dated as of March 22, 2010 by and among the Borrower, BAS and Bank of America, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

     “Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Agent Parties” has the meaning provided in Section 11.02(e).

     “Aggregate Commitments” means the Aggregate Revolving Commitments and the Term Loan Commitments of all the Lenders.

     “Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Revolving Commitment and Term Loan Commitment and the denominator of which is the Aggregate Commitments.

     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

     “Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).

     “Alternative Arrangements” has the meaning specified in Section 2.03(g).

     “Alternative Currency” means each of Australian Dollars, Canadian Dollars, Euro, British Pounds Sterling, Japanese Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

     “Alternative Currency Sublimit” has the meaning provided in Section 2.01(a).

     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate

(determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

     “Applicable Percentage” means the following percentages per annum, based on the Consolidated Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter:

		Revolving Loans, Term Loan A and
		Letters of Credit

Pricing	Consolidated Leverage Ratio	Eurocurrency Rate Loans	Base Rate	Commitment
Level		and Letters of Credit	Loans	Fee

1	Less than 1.0 to 1.0	2.00%	1.00%	0.25%

2	Less than 1.5 to 1.0 but greater than or equal to 1.0 to 1.0	2.25%	1.25%	0.30%

3	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	2.50%	1.50%	0.35%

4	Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	2.75%	1.75%	0.40%

5	Greater than or equal to 2.5 to 1.0	3.00%	2.00%	0.45%

     Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective not later than the date five (5) Business Days immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the date not later than five (5) Business Days immediately following delivery thereof. The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the fiscal quarter ending June 30, 2010 shall be determined based upon Pricing Level 4. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.

     “Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

     “Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

     “Australian Dollars” or “AUD $”means the lawful currency of Australia.

     “Bank of America” means Bank of America, N.A., together with its successors.

     “BAS” means Banc of America Securities LLC, together with its successors.

     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.5%), (b) the Prime Rate and (c) except during a Eurocurrency Unavailability Period, the Daily Floating Eurodollar Rate plus one and one-half percent (1.50%).

     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

     “Borrower” has the meaning provided in the recitals hereto, together with its successors and permitted assigns.

     “Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

     “British Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurocurrency market;

     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

     (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

     “Canadian Dollars” means the lawful currency of Canada.

     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the L/C Issuer.

     “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

     “Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Change of Control” means, with respect to any Person, an event or series of events by which:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

     (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

     (c) the Parent fails to own and control one hundred percent (100%) of the Capital Stock of the Borrower.

     “Closing Date” means the date hereof.

     “Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

     “Collateral Agent” means Bank of America in its capacity as collateral agent for the Lenders under any of the Collateral Documents, or any successor collateral agent.

     “Collateral Documents” means the Security Agreement, the Pledge Agreement and any other documents executed and delivered by a Credit Party in connection with the attachment and perfection of security interests granted to secure the Obligations.

     “Commitment Fee” has the meaning provided in Section 2.09(a).

     “Commitments” means the Revolving Commitments, the L/C Commitment, the Swingline Commitment and the Term Loan Commitments.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

     “Confidential Information” has the meaning provided in Section 11.07.

     “Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any Acquisition permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

     “Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, (iv) non-cash charges for non-cash equity compensation unless and until payment thereof is made in cash (with an adjustment being made to reduce Consolidated EBITDA in the case of any such cash payments), (v) non-cash charges for impairment of assets under Financial Accounting Standards 142 and 144, (vi) deferred financing costs relating to the Existing Credit Agreement and the refinancing thereof, (vii) actual cash and non-cash restructuring charges taken in the fiscal year ended December 31, 2009 and actual non-cash restructuring charges taken in fiscal periods ending after December 31, 2009, and (viii) restructuring expenses set forth on Schedule 1.01-2 hereof or as otherwise acceptable to the Administrative Agent and the Required Lenders in their discretion, in each case on a consolidated basis determined in accordance with GAAP. For purposes herein, Consolidated EBITDA shall be calculated on a Pro Forma Basis.

     “Consolidated EBITDAR” means, for any period for the Consolidated Group, the sum of (a) Consolidated EBITDA, plus (b) rent and lease expense, in each case determined on a consolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, the ratio of (a) on such day, Consolidated EBITDAR minus Consolidated Capital Expenditures minus cash taxes to (b) Consolidated Fixed Charges.

     “Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (a) the cash portion of Consolidated Interest Expense, plus (b) rent and lease expense, plus (c) scheduled principal payments made on Consolidated Funded Debt, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

     “Consolidated Group” means the Parent and its consolidated subsidiaries, as determined in accordance with GAAP.

     “Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under Capital Leases and the implied interest component under Securitization

Transactions. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

     “Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses and related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated Tangible Assets” means, for the Consolidated Group at any date of determination thereof, (a) Consolidated Total Assets on that date, minus (b) all assets as are properly classified as intangible assets in accordance with GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount, capitalized research and development costs and intercompany transactions that eliminate under GAAP.

     “Consolidated Total Assets” means, for the Consolidated Group as of any date, the assets and properties of such Person and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

     “Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended, amended and restated, supplemented, extended or otherwise modified from time to time.

     “Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, each Fee Letter, the Issuer Documents, each Lender Joinder Agreement (if any) and each Guarantor Joinder Agreement (if any).

     “Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing, and (c) an L/C Credit Extension.

     “Credit Parties” means, collectively, the Borrower and the Guarantors.

     “Daily Floating Eurodollar Rate” means, for any day, a fluctuating rate per annum equal to (a) the BBA LIBOR at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such day for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (b) if such rate is not available at such time for any reason, then the Daily Floating Eurodollar Rate shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination. Notwithstanding the foregoing, the Daily Floating Eurodollar Rate on any day that is not a Business Day with respect to Eurocurrency Rate Loans shall be the Daily Floating Eurodollar Rate determined on the immediately preceding Business Day for Eurocurrency Rate Loans.

     “Debt Transactions” means, with respect to any member of the Consolidated Group, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred pursuant to clauses (a) through (i) of Section 8.03.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

     “Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurocurrency Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; (b) with respect to Eurocurrency Rate Loans, the Eurocurrency Rate plus the Applicable Percentage, if any, and Mandatory Cost, if any, applicable to such Loans plus two percent (2%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2%) per annum.

     “Defaulting Lender” means, as of any date of determination, any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day after the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day after the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or (d) with respect to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the Federal Deposit Insurance Act (12 U.S.C. § 11(c)), unless in respect of this clause (d), such Lender provides Adequate Assurance to the L/C Issuer and the Swingline Lender, as appropriate, in which case, such Lender shall not be deemed a Defaulting Lender solely for purposes of this clause (d).

     “Defaulting Lender Account” has the meaning specified in Section 2.14.

     “Designated Officers” means the officers identified on Schedule 8.02(j).

     “Disposition” or “Dispose” means the sale, transfer or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory in the ordinary course of business; (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property in accordance with the terms hereof; and (d) Dispositions of assets by any Subsidiary to a Credit Party or another Subsidiary; provided that if the transferor in such transaction is a Domestic Credit Party, then the transferee must be the Borrower or a Domestic Credit Party.

     “Dollar” or “$” means the lawful currency of the United States.

     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

     “Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swingline Lender and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any Taxes or additional Taxes, as the case may be.

     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon

(a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer, director, consultant or advisor under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or grants of equity under such equity-based compensation plan or arrangement to an employee, officer, director, consultant or advisor or (d) in connection with any Acquisition permitted hereunder.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     “Euro” and “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

     “Eurocurrency Base Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, (b) if such rate is not available at such time for any reason, then the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

     “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Base Rate
Eurocurrency Rate =
1.00 – Eurocurrency Reserve Percentage

     “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

     “Eurocurrency Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 3.03 shall remain in force and effect.

     “Event of Default” has the meaning provided in Section 9.01.

     “Excluded Property” means (a) unless reasonably requested by the Administrative Agent or the Required Lenders, with respect to any such personal Property owned by a Domestic Credit Party, on thirty (30) days prior written notice, any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (b) unless reasonably requested by the Administrative Agent or the Required Lenders on forty-five (45) days prior written notice, with respect to any such real Property owned by a Domestic Credit Party, any interests in real property, including leasehold interests (with respect to Domestic Credit Parties, other than landlord consents in respect of material personal property held thereon), (c) any Property that, subject to the terms of Section 8.11, is subject to a Lien permitted under Section 8.01(j) pursuant to documents that prohibit (or give rise to a right of termination or other remedies upon) the grant of any other Liens in such Property, provided in any such case the prohibition is not rendered ineffective by the UCC (including the provisions of Section 9-407 and 9-408) or other applicable Lawa and (d) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), provided in any such case the prohibition is not rendered ineffective by the UCC (including the provisions of Section 9-407 and 9-408) or other applicable Laws.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

     “Existing Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2004, by and among the Parent, as borrower, certain subsidiaries of the Parent, as guarantors, the lenders identified therein, and Bank of America, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date.

     “Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.

     “Extraordinary Receipts” means the receipt by any member of the Consolidated Group of any tax refunds, indemnity payments or pension reversions (excluding cash receipts in the ordinary course of business).

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letters” means (a) the Administrative Agent’s Fee Letter, (b) the Joint Lead Arranger Fee Letter, (c) that certain fee letter dated March 22, 2010 relating to arrangement fees between RBSC, on the one hand, and the Borrower, on the other hand, and (iii) that certain fee letter dated March 22, 2010 relating to arrangement fees between JPMS and JPMCB, on one hand, and the Borrower, on the other hand.

     “First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

     “Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

     (c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

     (d) the Attributable Principal Amount of capital leases and Synthetic Leases;

     (e) the Attributable Principal Amount of Securitization Transactions;

     (f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

     (g) Support Obligations in respect of Funded Debt of another Person; and

     (h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

     “GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board, the Public Company Accounting Oversight Board and the SEC from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

     “Guaranteed Obligations” has the meaning provided in Section 4.01(a).

     “Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.12 executed and delivered in accordance with the provisions of Section 7.12.

     “Guarantors” means (a) the Parent, (b) each Person identified on the signature pages hereto as a “Guarantor”, (c) each other Person that becomes a Guarantor pursuant to the terms hereof and (d) with respect to the Obligations consisting of obligations of members of the Consolidated Group (other than the Borrower) under Swap Contracts and Treasury Management Agreements, the Borrower, in each case together with their successors and permitted assigns.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Honor Date” has the meaning provided in Section 2.03(c)(i).

     “Impacted Lender” means any Revolving Lender as to which (a) the L/C Issuer has a good faith belief that the Revolving Lender has defaulted in fulfilling its obligations under two or more other syndicated credit facilities, (b) such Lender or an entity that controls such Revolving Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding, or (c) with respect to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the Federal Deposit Insurance Act (12 U.S.C. § 11(c)).

     “Incremental Credit Facilities” has the meaning provided in Section 2.01(e).

     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all Funded Debt;

     (b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

     (c) net obligations under any Swap Contract;

     (d) Support Obligations in respect of Indebtedness of another Person; and

     (e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

     “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

     “Indemnitees” has the meaning provided in Section 11.04(b).

     “Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on the Term Loans and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrower and the Swingline Lender, and (b) as to any Eurocurrency Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on the Term Loans, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three, six, nine or twelve months thereafter, as selected by the Borrower (in the case of Interest Periods of nine and twelve months duration, subject to availability) in its Loan Notice; provided that:

     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

     (c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

     (d) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurocurrency Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     “Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

     “IP Rights” has the meaning provided in Section 6.20.

     “IRS” means the United States Internal Revenue Service.

     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

     “Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and the L/C Issuer (or in favor of the L/C Issuer), relating to such Letter of Credit.

     “Japanese Yen” means the lawful currency of Japan.

     “Joint Lead Arranger Fee Letter” means that certain letter agreement, dated March 22, 2010, among the Borrower, Bank of America, BAS, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and RBS Citizens, National Association, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

     “Joint Lead Arrangers” means BAS, JPMS and RBSC.

     “JPMC” means JPMorgan Chase Bank, N.A. and its successors and assigns.

     “JPMS” means J.P. Morgan Securities Inc. and its successors and assigns.

     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing. All L/C Advances shall be denominated in Dollars.

     “L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

     “L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

     “L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit as provided herein, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof as provided herein.

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “L/C Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

     “L/C Issuer” means (a) as to Existing Letters of Credit, those Lenders identified as an issuer on Schedule 2.03, and (b) as to Letters of Credit issued hereunder, Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

     “L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “L/C Sublimit” has the meaning provided in Section 2.01(b).

     “Lead Lenders” means Bank of America, JPMC and RBSC.

     “Lender” means each of the Persons identified as a “Lender”, “Term Lender” or “Revolving Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

     “Lender Joinder Agreement” means a lender joinder agreement, substantially in the form of Exhibit 2.01(e), executed and delivered in accordance with the provisions of Section 2.01(e).

     “Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

     “Letter of Credit” means each Existing Letter of Credit and each standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

     “Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

     “Loan” means any Revolving Loan, Swingline Loan or Term Loan, and the Base Rate Loans and Eurocurrency Rate Loans comprising such Loans.

     “Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

     “Loan Obligations” means the Revolving Obligations and the Term Loans.

     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01-1.

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Consolidated Group taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, Collateral Agent or any Lender under any Credit Document; (c) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

     “Material Domestic Subsidiary” means any Domestic Subsidiary that holds assets in excess of $100,000.

     “Material Foreign Subsidiary” means (i) any First-Tier Foreign Subsidiary that, individually, owns and holds (including through its direct and indirect Subsidiaries) two percent (2%) or more of the Consolidated Tangible Assets and (ii) when there are First-Tier Foreign Subsidiaries whose Capital Stock is not pledged pursuant to Section 7.14 and which, as a group (including through their direct and indirect Subsidiaries) have ten percent (10%) or more of the Consolidated Tangible Assets, then the Capital Stock of one or more of such First-Tier Foreign Subsidiaries (of the Borrower’s choice) must be pledged pursuant to Section 7.14, such that after giving effect to such pledge, the foregoing threshold amount is not met or exceeded.

     “Maximum Rate” has the meaning provided in Section 11.09.

     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     “Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts) and all title and recording expenses), (b) all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Disposition, (c) all payments made by such Person or the Consolidated Group on any Funded Debt that (i) is secured by the assets subject to such Disposition in accordance with the terms of any Lien upon or with respect to such assets or must, by the terms of such Lien or by applicable law, be repaid out of the proceeds from such Disposition and (d) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller’s indemnities to the purchaser undertaken by any of the Consolidated Group in connection with such Disposition. Upon release from reserve or escrow or payment of any amounts referred to in (d) that are released or paid to the Consolidated Group or any reduction in the amount of taxes required to be accrued pursuant to (b) resulting in a payment to the Consolidated Group, such amounts shall then be deemed to be “Net Cash Proceeds”. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction.

     “Non-Consenting Lender” has the meaning provided in Section 11.13(c).

     “Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).

     “Notes” means the Revolving Notes, the Swingline Note and the Term Loan Notes.

     “Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

     “Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; (c) with respect to the Term Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan on such date.

     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

     “Parent” has the meaning provided in the recitals hereto, together with its successors and permitted assigns.

     “Participant” has the meaning specified in Section 11.06(d).

     “Participating Member State” means each state so described in any EMU Legislation.

     “Patriot Act” has the meaning specified in Section 11.19.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     “Permitted Acquisition” means any Acquisition that satisfies the following conditions:

     (a) the business or division acquired is for use, or the Person acquired is engaged, in businesses reasonably related or complementary to the extent reasonably comparable to the lines of business engaged in by the Borrower and its Subsidiaries on the Closing Date;

     (b) the Consolidated Leverage Ratio shall be less than 2.50:1.0, after giving effect thereto on a Pro Forma Basis;

     (c) in the case of an Acquisition of the Capital Stock, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

     (d) (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, and (ii) a Responsible Officer of the Borrower shall provide a compliance certificate, in form and substance satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) through (d) hereof, (A) at least two (2) Business Days prior to the consummation of such Acquisition if proceeds of Loans hereunder are utilized to consummate such Acquisition or (B) not later than ten (10) Business Days after the consummation of such Acquisition if no proceeds of Loans hereunder are utilized to consummate such Acquisition.

     “Permitted Liens” means Liens permitted pursuant to Section 8.01.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

     “Platform” has the meaning provided in Section 7.02.

     “Pledge Agreement” means the pledge agreement dated as of the Closing Date given by the Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof (including those relating to the pledge of Capital Stock of Material Foreign Subsidiaries), in each case as the same may be amended and modified from time to time.

     “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Pro Forma Basis” means, with respect to any transaction, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage”, compliance with the Consolidated Leverage Ratio contained in Section 8.12(b) or any other transaction or event under this Credit Agreement, the permissibility or status of which is determined by reference to the Consolidated Leverage Ratio in Section 8.12(b), that such transaction shall be deemed to have occurred as of the first day of the most recent period of four (4) consecutive fiscal quarters preceding the date of such transaction or event for which the Parent has delivered financial statements pursuant to Section 7.01(a) or (b); provided that (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Parent or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

     “Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

     “Public Lender” has the meaning specified in Section 7.02.

     “RBSC” means RBS Citizens, National Association and its successors and assigns.

     “Register” has the meaning provided in Section 11.06(c).

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) days’ notice period has been waived.

     “Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

     “Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than fifty percent (50%) of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     “Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Revolving Lenders holding more than fifty percent (50%) of the aggregate principal amount of Revolving Obligations; provided that the Revolving Commitment of, and the portion of Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

     “Responsible Officer” means, for purposes of certifying or confirming matters relating to Organization Documents, incumbency and like matters, the secretary or assistant secretary, and for other purposes, the chief executive officer, president, chief financial officer, controller or treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

     “Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock and (iii) any prepayment, redemption, defeasance, repurchase or other payment of principal prior to the stated maturity on any Subordinated Debt.

     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) or extending the expiry date thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

     “Revolving Commitment” means, for each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans (and to share in Revolving Obligations) hereunder.

     “Revolving Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount and the denominator of which is Aggregate Revolving Committed Amount. The initial Revolving Commitment Percentages are set forth on Schedule 2.01.

     “Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

     “Revolving Committed Amount” means, for each Revolving Lender, the amount of such Revolving Lender’s Revolving Commitment. The initial Revolving Committed Amounts are set out in Schedule 2.01.

     “Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns. The initial Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

     “Revolving Loan” has the meaning provided in Section 2.01(a).

     “Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Revolving Note is attached as Exhibit 2.13-1.

     “Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.

     “Revolving Termination Date” means May 10, 2014.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

     “Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

     “Security Agreement” means the security agreement dated as of the Closing Date given by the Credit Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

     “Subordinated Debt” means any Indebtedness of a member of the Consolidated Group that by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations on terms and conditions, and evidenced by documentation, satisfactory to the Administrative Agent and the Required Lenders.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent.

     “Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

     “Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).

     “Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans as provided herein, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swingline Loans as provided herein.

     “Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

     “Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Swingline Note is attached as Exhibit 2.13-2.

     “Swingline Sublimit” has the meaning provided in Section 2.01(c).

     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Termination Date” has the meaning specified in Section 10.10(a).

     “Term Loan” means the Term Loan A and any term loan established as an Incremental Credit Facility.

     “Term Loan A” has the meaning provided in Section 2.01(d).

     “Term Loan A Commitment” means, for each Term Loan A Lender, the commitment of such Lender to make a portion of the Term Loan A hereunder; provided that, at any time after funding of the Term Loan A, determinations of “Required Lenders” shall be based on the Outstanding Amount of the Term Loan A.

     “Term Loan A Commitment Percentage” means, for each Term Loan A Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is, prior to funding of the Term Loan A, such Lender’s Term Loan A Committed Amount, and after funding of the Term Loan A, is the principal amount of such Lender’s Term Loan A, and the denominator of which is, prior to funding of the Term Loan A, the aggregate principal amount of the Term Loan A Commitments, and after funding of the Term Loan A, the Outstanding Amount of the Term Loan A. The initial Term Loan A Commitment Percentages are set out in Schedule 2.01.

     “Term Loan A Committed Amount” means, for each Term Loan A Lender, the amount of such Lender’s Term Loan A Commitment. The initial Term Loan A Committed Amounts are set out in Schedule 2.01.

     “Term Loan A Lender” means those Lenders with Term Loan A Commitments, together with their successors and permitted assigns. The initial Term Loan A Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

     “Term Loan A Maturity Date” means May 10, 2014.

     “Term Loan A Note” means the promissory notes, if any, given to evidence the Term Loan A, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Term Loan A Note is attached as Exhibit 2.13-3.

     “Term Loan Commitments” means (i) the Term Loan A Commitment and (ii) any term loan commitment established as an Incremental Credit Facility, provided that in any such case, at any time after funding of the respective term loan, determinations of “Required Lenders” and required lenders for the particular tranche of term loan thereby established shall be based on the Outstanding Amount of the term loan.

     “Term Loan Notes” means the Term Loan A Note and any other promissory notes given to evidence Term Loans hereunder.

     “Term Loan Lender” means those Lenders with Term Loan Commitments, together with their successors and permitted assigns. The initial Term Loan Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

     “Term Loan Note” means the promissory notes, if any, given to evidence the Term Loan, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Term Loan Note is attached as Exhibit 2.13-3.

     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

     “Type” means, with respect to any Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

     “UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

     “United States” or “U.S.” means the United States of America.

     “Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

     “Wholly-Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

     1.02 Interpretive Provisions.

     With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

     1.03 Accounting Terms and Provisions.

     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis (except for such changes approved by the Borrower’s independent public accountants), as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.01(d), except as otherwise specifically prescribed herein.

     (b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

     (c) The Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b) that affect computation of the financial covenants and other calculations hereunder. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.

     1.04 Rounding.

     Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05 Exchange Rates; Currency Equivalents.

     (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

     (b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

     1.06 Additional Alternative Currencies.

     (a) The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

     (b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days’ prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

     (c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

     1.07 Change of Currency.

     (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

     (b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

     (c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

     1.08 Times of Day.

     Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

     1.09 Letter of Credit Amounts.

     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

     1.10 Business Days.

     Except as otherwise expressly stated herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the date of such payment, performance or delivery shall extend to the immediately succeeding Business Day (other than as described in the definition of Interest Period).

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

     2.01 Commitments.

     Subject to the terms and conditions set forth herein:

     (a) Revolving Loans. During the Revolving Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower in Dollars or in an Alternative Currency, from time to time, on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed TWO HUNDRED SEVENTY-FIVE MILLION DOLLARS ($275,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”), (ii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its respective Revolving Committed Amount and (iii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Alternative Currency Sublimit”). Revolving Loans may consist of Base Rate Loans, Eurocurrency Rate

Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

     (b) Letters of Credit. During the Revolving Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue or extend Letters of Credit denominated in Dollars or in an Alternative Currency for the account of the Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Existing Letters of Credit and Letters of Credit issued hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (B) with regard to the Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (C) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

     (c) Swingline Loans. During the Revolving Commitment Period and subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the commitments of the other Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”) to the Borrower in Dollars on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”) and (ii) with respect to the Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof.

     (d) Term Loan A. On the Closing Date, each Term Loan A Lender agrees to make its portion of a term loan (the “Term Loan A”) in a single advance to the Borrower in Dollars in the amount of its respective Term Loan A Committed Amount; provided that after giving effect to such advances, the Outstanding Amount of the Term Loan A shall not exceed FIFTY MILLION DOLLARS ($50,000,000). The Term Loan A may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan A may not be reborrowed.

     (e) Incremental Credit Facilities. At any time on or after the Closing Date, the Borrower may, at any time, upon written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Credit Facilities”) by increasing the Aggregate Revolving Committed Amount and/or establishing one or more new term loans as provided herein; provided that, in any such case:

     (i) the aggregate amount of loans and commitments for all Incremental Credit Facilities established on or after the Closing Date as an Incremental Credit Facility shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000);

     (ii) any increase in the Aggregate Revolving Committed Amount or the principal amount of any term loan established under this Section shall be in a principal amount of at least $10 million and integral multiples of $500,000 in excess thereof;

     (iii) any increase in the Aggregate Revolving Committed Amount under this Section shall have terms identical to those for the Revolving Loans under Section 2.01(a), except for fees payable to the Lenders providing commitments for such Incremental Credit Facility;

     (iv) any term loan established under this Section will have a final maturity date that is coterminous with or later than the final maturity date for the Term Loan A and an average life-to-maturity from the date of issuance not sooner than the average life-to-maturity of the Term Loan A from such date;

     (v) no Default or Event of Default shall have occurred and be continuing, or would result after giving effect to any such Incremental Credit Facility (assuming for purposes hereof, that the amount of the applicable Incremental Credit Facility is fully drawn and funded);

     (vi) the establishment of the Incremental Credit Facilities and the extension of credit thereunder are subject to satisfaction of the conditions to all Credit Extensions in Section 5.02;

     (vii) the Borrower will provide (A) a compliance certificate from a Responsible Officer confirming satisfaction of the foregoing conditions in clauses (ii) and (iii) above and demonstrating compliance with the financial covenants hereunder after giving effect to the Incremental Credit Facility on a Pro Forma Basis (assuming for purposes hereof, that the amount of the incremental commitments is fully drawn and funded), and (B) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing the loans and commitments for the Incremental Credit Facility;

     (viii) any new lender providing loans and commitments for the Incremental Credit Facilities must be reasonably acceptable to the Borrower and the Administrative Agent, any new lender providing loans and commitments for any increase in the Aggregate Revolving Committed Amount must also be reasonably acceptable to the L/C Issuer and the Swingline Lender;

     (ix) lenders providing loans and commitments for the Incremental Credit Facility will provide a duly executed Lender Joinder Agreement;

     (x) upfront fees and arrangement fees, if any, in respect of the new commitments so established, shall have been paid;

     (xi) if any Revolving Loans are outstanding at the time of any increase in the Aggregate Revolving Committed Amount pursuant to this Section, the Borrower will make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrower, manage the allocation of the revised commitments percentages to the existing

Eurocurrency Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrower.

     (xii) to the extent necessary in the reasonable judgment of the Administrative Agent, amendments to each of the Collateral Documents, if any, and related documents or agreements shall have been made, in each case in a manner reasonably satisfactory to the Administrative Agent; provided, however that consent of the Administrative Agent and the existing Lenders shall not be required to consummate the transactions contemplated pursuant to this Section 2.01(e); provided, further that necessary modifications of this Agreement will be consummated as set forth in Section 11.01(b).

In connection with establishment of any Incremental Credit Facility, (A) none of the Lenders or their Affiliates shall have any obligation to provide commitments or loans for any Incremental Credit Facility without their prior written approval, (B) none of the Administrative Agent, the Joint Lead Arrangers or the Lead Lenders shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (C) Schedule 2.01 will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares after giving effect to establishment of any Incremental Credit Facility.

     2.02 Borrowings, Conversions and Continuations.

     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) with respect to Eurocurrency Rate Loans denominated in Dollars or any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, three (3) Business Days prior to the requested date thereof, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, (iii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon (1) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars or (2) five (5) Business Days (or six (6) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurocurrency Rate Loans, $1 million or a whole multiple of $500,000 in excess thereof (or, if less, the entire unfunded amount of the Aggregate Revolving Committed Amount) or (ii) with respect to Base Rate Loans that are (A) Revolving Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire unfunded amount of the Aggregate Revolving Committed Amount) and (B) Swingline Loans, $100,000. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower’s request is with respect to Revolving Loans, Swingline Loans or a Term Loan, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

     (c) Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan and (ii) any conversion into, or continuation as, a Eurocurrency Rate Loan may be made only if the conditions to Credit Extensions in Section 5.02 have been satisfied. During the existence of a Default or Event of Default, (1) no Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan (whether in Dollars or any Alternative Currency) and (2) at the request of the Required Lenders, any outstanding Eurocurrency Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e) After giving effect to all Borrowings, conversions and continuations of Revolving Loans, there shall not be more than (i) ten (10) Interest Periods in effect with respect to Revolving Loans, (ii) three (3) Interest Periods in effect with respect to the Term Loan A, and (iii) three (3) Interest Periods in effect with respect to any other term loan established as an Incremental Credit Facility.

     2.03  Additional Provisions with respect to Letters of Credit.

     (a) Obligation to Issue or Amend.

     (i) The L/C Issuer shall not issue any Letter of Credit if:

     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

     (B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Revolving Lenders have approved such expiry date; or

     (ii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

     (C) except as otherwise agreed by the L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial face amount less than $500,000;

     (D) except as otherwise agreed by the Administrative Agent, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

     (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

     (F) such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

     (G) any Revolving Lender is at such time an Impacted Lender or a Defaulting Lender, whether on account of a failure to fund its obligations under Section

2.03(c) or otherwise, unless such Revolving Lender shall have provided Adequate Assurance.

     (iii) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

     (iv) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if:

     (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

     (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

     (b) Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be and (B) not later than 11:00 a.m. at least ten (10) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent, any Revolving Lender or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof.

     (iii) If the Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     (c) Drawings and Reimbursements; Funding of Participations.

     (i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in Dollars in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount or the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     (ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars, or if requested by the L/C Issuer, the equivalent amount thereof in an Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars.

     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

     (iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

     (v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

     (vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     (d) Repayment of Participations.

     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

     (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to the Borrower and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

     (f) Role of the L/C Issuer in such Capacity. Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to the Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

     (g) Cash Collateral. (i) (A) If the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations or enter into some other arrangements satisfactory to the L/C Issuer in its reasonable discretion to ensure that the L/C Issuer will be made whole with respect to any such L/C Obligation (any such arrangements, “Alternative Arrangements”); (ii) if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds one hundred five percent (105%) of the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the L/C Sublimit; and (iii) the Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

     The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

     (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

     (i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower’s Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

     (j) Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Section 2.09.

     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

     2.04 Additional Provisions with respect to Swingline Loans.

     (a) Borrowing Procedures. Each Swingline Borrowing shall be made in Dollars upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 3:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 4:30 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Borrower. The Swingline Lender shall not be under any obligation to make a Swingline Loan if any Revolving Lender is at such time a Impacted Lender or a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.04(b)(ii) or otherwise, unless such Defaulting Lender shall have provided Adequate Assurance.

     (b) Refinancing.

     (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 5.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

     (ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

     (iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     (iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

     (c) Repayment of Participations.

     (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

     (ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the Termination Date.

     (d) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

     (e) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

     2.05 Repayment of Loans.

     (a) Revolving Loans. The Outstanding Amount of the Revolving Loans are due and payable in full on the Revolving Termination Date.

     (b) Swingline Loans. The Outstanding Amount of each Swingline Loan is due and payable in full on the earliest to occur of (i) the date of demand by the Swingline Lender, (ii) ten (10) Business Days after the date on which such Swingline Loan was made and (iii) the Revolving Termination Date.

     (c) Term Loan A. The Outstanding Amount of the Term Loan A shall be repaid in sixteen (16) installments. The first fifteen (15) installments, each of which will be in the amount of $937,500 (being 1.875% of the original principal amount of the Term Loan A), will be payable on the last day of each July, October, January and April, beginning July 31 2010 and continuing through January 31, 2014. The sixteenth (16th) and final installment, in the amount of the remaining principal balance of the Term Loan A, together with accrued but unpaid interest thereon, will be payable on the Term Loan A Maturity Date.

     (d) Incremental Credit Facilities that are Term Loans. The Outstanding Amount of any Term Loans established as Incremental Credit Facilities hereunder shall be repayable as provided in the documentation establishing such term loans.

     2.06 Prepayments.

     (a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

     (i) in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 11:00 a.m. by the Administrative Agent on any Business Day on or prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Dollars, subject to any breakage costs and other costs due pursuant to Section 3.05, (B) four (4) Business Days (or five in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment, in the case of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment (which shall be a Business Day), in the case of Base Rate Loans, and in each case, any such prepayment shall be a minimum principal amount of $1 million and integral multiples of $500,000 in excess thereof, in the case of Eurocurrency Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and

     (ii) in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Type(s) of Loans that are being prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.

     (b) Mandatory Prepayments.

     (i) Revolving Commitments. If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit, (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, or (D) the aggregate Outstanding Amount of Loans denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

     (ii) Dispositions and Involuntary Dispositions. Unless otherwise agreed by the Required Lenders, prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by any member of the Consolidated Group from any Disposition or Involuntary Disposition on the Business Day following receipt thereof, to the extent that (A) such proceeds are not invested in properties or assets useful to the business of the Consolidated Group within twelve months of the date of receipt, and (B) the aggregate principal amount of such proceeds that are not so reinvested in accordance with clause (A) hereof shall exceed $1 million in any fiscal year.

     (iii) Extraordinary Receipts. Unless otherwise agreed by the Required Lenders, prepayment will be made on Loan Obligations in an amount equal to one hundred percent (100%) of Net Cash Proceeds from any Extraordinary Receipts on the Business Day following receipt thereof, to the extent (A) such proceeds are not invested in properties or assets useful to the business of the Consolidated Group within twelve months of the date of such Extraordinary Receipt and (B) the aggregate amount of such proceeds that are not invested in accordance with clause (A) hereof exceeds $1 million in any fiscal year.

     (iv) Debt Transactions. Unless otherwise agreed by the Required Lenders, prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions occurring after the Closing Date on the Business Day following receipt thereof.

     (v) Equity Transactions. Unless otherwise agreed by the Required Lenders, prepayment will be made on the Loan Obligations from Equity Transaction occurring after the Closing Date in an amount equal to the percentage of Net Cash Proceeds received therefrom shown below:

Consolidated Leverage Ratio	Percentage of Net Cash Proceeds Payable

Greater than or equal to 2.0:1.0	50.0%

Less than 2.0:1.0 but greater than 1.5:1.0	25.0%

Less than or equal to 1.5:1.0	0.0%

Determinations hereunder shall be made after giving effect thereto on a Pro Forma Basis. Prepayments due hereunder will be payable on the Business Day following receipt thereof.

     (c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurocurrency Rate Loans in direct order of Interest Period maturities. In addition:

     (i) Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower; provided that:

     (A) in the case of prepayments on the Term Loans, the prepayments will be applied pro rata among the outstanding Term Loans; and

     (B) with respect to any prepayment applied to any particular Term Loan, the prepayment will be applied on a pro rata basis to remaining principal installments thereunder.

     (ii) Mandatory Prepayments. Mandatory prepayments will be applied as follows:

     (A) Mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i) above shall be applied to the respective Revolving Obligations as appropriate.

     (B) Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under subsection (b)(ii) above, Extraordinary Receipts under subsection (b)(iii) above, Debt Transactions under subsection (b)(iv) above and Equity Transactions under subsection (b)(v) above shall be applied as follows: first, on a pro rata basis to the Term Loans, until paid in full, and then to the Revolving Obligations. Mandatory prepayments on any particular Term Loan will be applied on a pro rata basis to remaining principal installments thereunder.

     (C) Mandatory prepayments made on or in respect of the Revolving Obligations hereunder shall not reduce the Aggregate Revolving Committed Amount.

     (iii) Ratable Application. Prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be held as provided in Section 2.14(a) hereof).

     2.07 Termination or Reduction of Commitments.

     The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof; (ii) the Commitments may not be reduced to an amount less than the Loan Obligations then outstanding thereunder and (iii) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the L/C Sublimit, the Designated Borrower Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess (after giving effect to any Cash Collateralization or Alternative Arrangements). The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower. Subject to the provisions of subsections (a) and (b) of Section 2.14 or as may be otherwise provided herein, any reduction of Commitments shall be applied ratably to the commitment of each Lender according to its commitment percentage thereof. All commitment or other fees accrued with respect thereto through the effective date of any termination of Commitments shall be paid on the effective date of such termination.

2.08 Interest.

     (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

     (ii) During the continuance of an Event of Default under Section 9.01(f), the Borrower shall pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

     (iii) During the continuance of an Event of Default other than an Event of Default under Section 9.01(f), the Borrower shall, upon the written request of the Required Lenders, pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.09 Fees.

     (a) Commitment Fee.

     The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender which shall be dealt with as provided in Section 2.14) in accordance with its Revolving Commitment Percentage thereof, a commitment fee (the “Commitment Fee”), in Dollars, equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving

Committed Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee for the Revolving Commitments shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date. The Commitment Fee for the Revolving Commitments shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Committed Amount.

     (b) Letter of Credit Fees.

     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender which shall be dealt with as provided in Section 2.14) in accordance with its Revolving Commitment Percentage, in Dollars, a Letter of Credit fee for each Letter of Credit equal to the Applicable Percentage multiplied by the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Section 9.01(f), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Section 9.01(f), then upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

     (ii) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit at the rate and at the times specified in the Fee Letter. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (c) Other Fees.

     (i) The Borrower shall pay to the Administrative Agent and the Joint Lead Arrangers for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     (ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     2.10 Computation of Interest and Fees; Retroactive Adjustment of Applicable Margin.

     (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Daily Floating Eurodollar Rate) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(j), 2.08(b), 2.09 or under Article IX. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(j), 2.08(b), 2.09 or under Article IX. The Borrower’s obligations under this paragraph shall survive the Termination Date, but only if the events described in Section 11.05 occur.

     2.11 Payments Generally; Administrative Agent’s Clawback.

     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of a Base Rate Loan, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of a Base Rate Loan, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (d) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans (as to Revolving Lenders) and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     (f) Allocation of Funds. If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses reimbursable by the Borrower pursuant to Section 11.04 (including all reasonable fees, expenses and disbursements of legal counsel as provided therein and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

     2.12 Sharing of Payments By Lenders.

     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement, (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to L/C Obligations by the L/C Issuer or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral or Adequate Assurance provided under Section 2.14(c), or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation to the extent a Lender would otherwise be entitled to do so hereunder.

2.13 Evidence of Debt.

     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to the Administrative Agent a Note for each Lender that requests one, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14 Defaulting and Impacted Lenders.

     (a) Defaulting Lenders. Notwithstanding anything contained herein to the contrary, in the case of a Defaulting Lender:

     (i) the L/C Issuer may require the Borrower to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the L/C Obligations as a condition to the issuance or extension of Letters of Credit, as referenced in Section 2.03(a)(ii)(G) and as provided in Section 2.14(c) hereof;

     (ii) the Swingline Lender may require the Borrower to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the Swingline Loans as a condition to the making or extension of Swingline Loans, as referenced in Section 2.04(a) and as provided in Section 2.14(c) hereof;

     (iii) the Defaulting Lender may be replaced as provided in Section 11.13;

     (iv) all payments of principal and interest owing to a Defaulting Lender will be paid into an account or subaccount with the Administrative Agent for the benefit of the Defaulting Lender (collectively, the “Defaulting Lender Account”) and held to secure the Defaulting Lender’s obligations hereunder. Amounts held in the Defaulting Lender Account will be used, first, to reimburse the Administrative Agent and Collateral Agent for the Defaulting Lender’s share of fees and expenses to the extent then unpaid, second, as cash collateral for the Defaulting Lender’s share of outstanding L/C Obligations and Swingline Loans (allocated across such Obligations ratably), third, to fund the Defaulting Lender’s share of Revolving Loan advances, fourth, as cash collateral for the Defaulting Lender’s unfunded share the of Revolving Commitments. Any amounts remaining in the Defaulting Lender Account after payment in full of the Defaulting Lender’s obligations and termination of the commitments under this Credit Agreement and the other Credit Documents will be paid over to the Defaulting Lender;

     (v) the Defaulting Lender shall not be entitled to vote or receive a commitment fee, facility fee or Letter of Credit fee hereunder for so long as it shall be a Defaulting Lender (and the Borrower shall be entitled to retain such fees); and

     (vi) the Borrower may (in its discretion) apply all or any portion to be specified by the Borrower of any optional reduction of unused Commitments under Section 2.07 to the unused Commitments of any such Defaulting Lender as specified by the Borrower before applying any remaining reduction to all Lenders in the manner otherwise specified in Section 2.07.

     (b) Impacted Lenders. Notwithstanding anything contained herein to the contrary, in the case of an Impacted Lender:

     (i) the L/C Issuer may require the Borrower to provide Adequate Assurance, which may include cash collateral, for the Impacted Lender’s share of the L/C Obligations as a condition to the issuance or extension of Letters of Credit, as referenced in Section 2.03(a)(ii)(G) and as provided in Section 2.14(c) hereof;

     (ii) the Swingline Lender may require the Borrower to provide Adequate Assurance, which may include cash collateral, for the Impacted Lender’s share of the Swingline Loans as a condition to the making or extension of Swingline Loans, as referenced in Section 2.04(a)and as provided in Section 2.14(c) hereof; and

     (iii) the Impacted Lender may be replaced as provided in Section 11.13; and

     (iv) the Borrower may (in its discretion) apply all or any portion to be specified by the Borrower of any optional reduction of unused Revolving Commitments under Section 2.07 to the unused Revolving Commitments of any such Impacted Lender as specified by the Borrower before applying any remaining reduction to all Revolving Lenders in the manner otherwise specified in Section 2.07.

     (c) Provision of Cash Collateral and Adequate Assurance. Where cash collateral or other Adequate Assurance is provided in respect of the obligations of a Defaulting Lender or a Impacted

Lender, the cash collateral will be held in a blocked non-interest bearing deposit account with the applicable L/C Issuer or Swingline Lender, as appropriate, to secure the obligations of the Defaulting Lender or Impacted Lender to the L/C Issuer or Swingline Lender, as appropriate, and the Borrower or other party providing the cash collateral or other Adequate Assurance pledges and grants a security interest therein to the applicable L/C Issuer or Swingline Lender, as appropriate.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

     (ii) If the Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest, both without duplication, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest, both without duplication, and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 (or any successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the

Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

     (B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (I) executed originals of IRS Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (II) executed originals of IRS Form W-8ECI (or any successor form),

     (III) executed originals of IRS Form W-8IMY (or any successor form) and all required supporting documentation,

     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) two executed originals of IRS Form W-8BEN (or any successor form), or

     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

     3.02 Illegality.

     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans in the Applicable Currency, or to determine or charge interest rates based upon the Eurocurrency Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the Applicable Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, from the date of such notice to the date such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which such Lender shall do promptly after such determination):

     (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the Applicable Currency or to convert Base Rate Loans to Eurocurrency Rate Loans in the Applicable Currency shall be suspended and the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), at Borrower’s option either prepay such Eurocurrency Loans or convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (with the Base Rate determined other than by reference to the Eurocurrency Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans; and

     (b) if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Daily Floating Eurodollar Rate, then all Base Rate Loans shall accrue interest at a Base Rate determined without reference to the Daily Floating Eurodollar Rate.

Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

     3.03 Inability to Determine Rates.

     If the Required Lenders determine in good faith in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in the Applicable Currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with the Daily Floating Eurodollar Rate, or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given by the Required Lenders, as soon as the circumstances described in this Section 3.03 no longer exist) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the Applicable Currency or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

     3.04 Increased Cost; Capital Adequacy.

     (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

     (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, in accordance with clause (c) below, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay in accordance with clause (c) below to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

     3.05 Compensation for Losses.

     Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

     (c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

     3.06 Mitigation Obligations; Replacement of Lenders.

     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower agrees to pay all reasonable costs and expenses incurred by an Lender or any L/C Issuer in connection with such designation or assignment.

     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.

     3.07 Survival.

     All of the Borrower’s obligations under this Article III shall survive the Termination Date and the resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

     4.01 The Guaranty.

     (a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     (b) Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

     4.02 Obligations Unconditional.

     The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Termination Date has occurred. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

     (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

     (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

     (d) any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

     (e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

     4.03 Reinstatement.

     Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

     4.04 Certain Waivers.

     Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit

Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Termination Date shall have occurred, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

     4.05 Remedies.

     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

     4.06 Rights of Contribution.

     The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Termination Date has occurred, and none of the Guarantors shall exercise any such contribution rights until the Termination Date has occurred.

     4.07 Guaranty of Payment; Continuing Guaranty.

     The guarantee in this Article IV is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     5.01 Conditions to Initial Credit Extensions.

     The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) Executed Credit Documents. The Administrative Agent’s receipt of counterparts of this Credit Agreement, the Notes, the Security Agreement and the Pledge Agreement, in each case, dated as of the Closing Date, duly executed by a Responsible Officer of each Credit Party party thereto and by each

Lender party thereto, and in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders.

     (b) Organization Documents, Etc. The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

     (i) Charter Documents. Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

     (ii) Bylaws. Copies of its bylaws, operating agreement or partnership agreement;

     (iii) Resolutions. Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

     (iv) Incumbency. Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

     (v) Good Standing Certificates. A certificate of good standing or the equivalent from its jurisdiction of organization or formation, as applicable, in each case certified as of a recent date by the appropriate Governmental Authority.

     (c) Opinions of Counsel. The Administrative Agent’s receipt of duly executed favorable opinions of counsel to the Credit Parties, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders.

     (d) Financial Statements. The Administrative Agent’s receipt of each of the following:

     (i) The audited consolidated and consolidating balance sheets of the Parent for the fiscal year ended December 31, 2009, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year (including the notes thereto), prepared in accordance with GAAP; and

     (ii) The unaudited consolidated and consolidating financial statements of the Parent for the fiscal quarter ended March 31, 2010 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, prepared in accordance with GAAP.

     (iii) A management prepared consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year (including the notes thereto), prepared in accordance with GAAP and certified by a Responsible Officer of the Borrower as fairly representing in all material respects the financial condition of the Borrower and its Subsidiaries with respect to such fiscal years; and

     (iv) Management prepared projected annual financial statements of the Parent and its Subsidiaries on a consolidated basis for fiscal years 2010 through 2013, prepared in a manner consistent with the projections delivered by the Parent to the Lenders prior to the Closing Date, accompanied by a certificate of a Responsible Officer of the Parent on behalf of the Parent to the effect that (i) such projections were prepared by the Parent in good faith, (ii) the Parent had a reasonable basis for the assumptions contained in such projections on the date such projections were prepared and as of the date furnished to the Administrative Agent and the Lenders and (iii) such projections have been prepared in accordance with such assumptions.

     (e) Officer Certificates. The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying each of the following:

     (i) Consents. No consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;

     (ii) Material Adverse Effect. There has been no event or circumstance since the date of the audited financial statements for the fiscal year ending December 31, 2009 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

     (iii) No Litigation. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) would reasonably be expected to have a Material Adverse Effect.

     (iv) Financial Statements. The annual and quarterly financial statements delivered to the Administrative Agent pursuant to Section 5.01(d) hereof (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present the financial condition of the Consolidated Group as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and with respect to such quarterly statements, subject to the absence of footnotes and to normal year-end audit adjustments) and (C) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and

     (v) Financial Covenant Calculations. The calculation of the financial covenants set forth in Section 8.12 as of the end of the most recent fiscal quarter of the Parent ending prior to the Closing Date.

     (f) Personal Property Collateral. The Collateral Agent’s receipt of the following, each in form and substance satisfactory to the Collateral Agent:

     (i) Lien Priority. Evidence that (A) the Collateral Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral (other than Permitted Liens) and (B) none of the Collateral is subject to any Liens (other than Permitted Liens);

     (ii) UCC Financing Statements. Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s reasonable discretion, to perfect the security interests in the Collateral;

     (iii) Intellectual Property. Such patent, trademark and copyright notices and recordations as are necessary or appropriate, in the Collateral Agent’s reasonable discretion, to perfect the security interests in the Credit Parties’ IP Rights; and

     (iv) Capital Stock. Original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank.

     (g) Evidence of Insurance. The Collateral Agent’s receipt of copies of insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Credit Documents identifying the Collateral Agent as sole loss payee, with respect to casualty insurance, and as additional insured, with respect to liability insurance.

     (h) Existing Credit Agreement. The Administrative Agent’s receipt of evidence, in form and substance satisfactory to the Administrative Agent, that the Existing Credit Agreement has been (or concurrently with the Closing Date is being) terminated and all Liens securing obligations under the Existing Credit Agreement have been (or concurrently with the Closing Date are being) released or assigned to, or are otherwise in favor of, the Collateral Agent in connection with this Credit Agreement and the other Credit Documents.

     (i) Other. The Administrative Agent’s receipt of such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders may require.

     (j) Fees and Expenses. All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of any law firm or other counsel) required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to All Credit Extensions.

     The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower and each other Credit Party contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit

Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

     Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

     The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

     6.01 Existence, Qualification and Power.

     Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own or lease its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

     6.02 Authorization; No Contravention.

     The execution, delivery and performance by each Credit Party of each Credit Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (i) any Contractual Obligation to which such Credit Party is party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject; or (c) violate any Law.

     6.03 Governmental Authorization; Other Consents.

     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect and (b) filings to perfect security interests granted pursuant to the Credit Documents).

     6.04 Binding Effect.

     This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms.

     6.05 Financial Statements.

     (a) The audited consolidated balance sheet of the Consolidated Group for the most recent fiscal year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, except as set forth on Schedule 6.05 hereof.

     (b) The unaudited consolidated and consolidating balance sheet of the Consolidated Group for the most recent fiscal quarter ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

     (c) The unaudited consolidated balance sheet of the Borrower for the most recent fiscal year ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

     6.06 No Material Adverse Effect.

     Since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

     6.07 Litigation.

     There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) would reasonably be expected to have a Material Adverse Effect.

     6.08 No Default.

     No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

     6.09 Ownership of Property; Liens.

     Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

     6.10 Environmental Compliance.

     The on-going operations of the Credit Parties comply with all Environmental Laws, except such non-compliance that could not (if enforced in accordance with applicable Laws) reasonably be expected to have a Material Adverse Effect.

     6.11 Insurance.

     The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles, retentions and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

     6.12 Taxes.

     Each member of the Consolidated Group has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted or for which adequate reserves have been provided in accordance with GAAP.

There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.13 ERISA Compliance.

     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

     (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the minimum required contribution (as defined in Section 430(a) of the Internal Revenue Code) has been made for each Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

     6.14 Subsidiaries.

     (a) As of the Closing Date, set forth on Schedule 6.14, with respect to each Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary of such Credit Party. The outstanding Capital Stock has been validly issued, is owned free of Liens, and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable. The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14. As of the Closing Date, the Credit Parties have no Subsidiaries other than those specifically disclosed on Schedule 6.14.

     (b) The true and correct U.S. taxpayer identification number of each Credit Party is set forth on Schedule 6.14.

     6.15 Margin Regulations; Investment Company Act.

     (a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

     6.16 Disclosure.

     Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     6.17 Compliance with Laws.

     Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     6.18 Solvency.

     Immediately after giving effect to the initial Credit Extensions made on the Closing Date, (a) the fair value of the assets of the Credit Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) the Credit Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

     6.19 Subordinated Debt.

     The subordination provisions of any Subordinated Debt are enforceable against the respective holders of the Subordinated Debt by the Administrative Agent and the Lenders. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained any

Subordinated Debt. The Borrower acknowledges that the Administrative Agent and each Lender are entering into this Credit Agreement and are extending the Aggregate Commitments and making the Loans in reliance upon the subordination provisions of any Subordinated Debt and this Section 6.19.

     6.20 Intellectual Property; Licenses, Etc.

     Each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any member of the Consolidated Group infringes upon any rights held by any other Person which would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     6.21 Security Agreement.

     The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Security Agreement, the Security Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens).

     6.22 Pledge Agreement.

     The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

ARTICLE VII

AFFIRMATIVE COVENANTS

     Until the Termination Date has occurred, the Parent will, with respect to Section 7.01 and clauses (a) and (b) of Section 7.02, and each Credit Party will, and will cause its Subsidiaries to, with respect to all other provisions of this Article:

     7.01 Financial Statements.

     Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

     (a) as soon as available, but in any event not later than the earlier of (i) the date such deliveries are required by the SEC and (ii) ninety (90) days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2010), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

     (b) as soon as available, but in any event not later than (i) the date such deliveries are required by the SEC and (ii) forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Parent and ninety (90) days after the end of the last fiscal quarter of each year of the Parent (beginning with the fiscal quarter ending March 31, 2010), consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its Subsidiaries;

     (c) as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2010), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP; and

     (d) as soon as practicable, and in any event not later than thirty (30) days after the commencement of each fiscal year, financial projections for the Consolidated Group for such fiscal year prepared in a manner consistent with the projections delivered by the Borrower to the Lenders prior to the Closing Date, accompanied by a certificate of a Responsible Officer of the Parent on behalf of the Parent to the effect that (i) such projections were prepared by the Parent in good faith, (ii) the Parent had a reasonable basis for the assumptions contained in such projections on the date such projections were prepared and as of the date furnished to the Administrative Agent and the Lenders and (iii) such projections have been prepared in accordance with such assumptions.

As to any information contained in materials furnished pursuant to Section 7.02(b), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information.

     Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

     (a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (ii) including a summary of all material changes in GAAP and in the consistent application thereof that affect computation of the financial covenants and other calculations hereunder, the effect on the financial covenants resulting therefrom and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Percentage”) before and after giving effect to such changes;

     (b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;

     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements that the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

     (d) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

     (e) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

     Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b), or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the internet at the website address listed on Schedule 11.02, if any; or (ii) on which such documents are posted on the Parent’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents required to be delivered pursuant to Section 7.01(a) and Section 7.01(b) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of, or a link with respect to, such documents. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide by electronic mail electronic versions (i.e., soft copies) of the Compliance Certificates required by Section 7.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     The Credit Parties hereby acknowledge that the Administrative Agent and the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”) and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Credit Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties hereby agree that (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof); (2) by marking the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Credit Party Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws; (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (4) the Administrative Agent shall be entitled to treat any Credit Party Materials that are not designated “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Side Information”.

     7.03 Notification.

     Promptly notify the Administrative Agent of:

     (a) the occurrence of any Default or Event of Default;

     (b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Parent or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Subsidiary, including pursuant to any applicable Environmental Laws;

     (c) the occurrence of any ERISA Event;

     (d) any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary; and

     (e) any litigation, investigation or proceeding affecting any Credit Party in which the amount involved or relief sought would reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

     7.04 Payment of Obligations.

     Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted or adequate reserves in accordance with GAAP are being maintained by the Parent or such Subsidiary; (b) all lawful claims that, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     7.05 Preservation of Existence, Etc.

     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in connection with a transaction permitted by Section 8.04 or 8.05);

     (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

     (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

     7.06 Maintenance of Properties.

     (a) Maintain, preserve and protect all of its material Property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

     (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

     (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     7.07 Maintenance of Insurance.

     Maintain in full force and effect with financially sound and reputable insurance companies that are not Affiliates of the Parent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, which identifies the Collateral Agent as loss payee, with respect to casualty insurance, and as additional insured with respect to liability insurance and provides for not less than thirty (30) days’ prior notice to the Collateral Agent of the termination, lapse or cancellation of any such insurance or as may otherwise be provided in the Collateral Documents.

     7.08 Compliance with Laws.

     Comply in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

     7.09 Books and Records.

     Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Subsidiary.

     7.10 Inspection Rights.

     Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, however, that (a) unless an Event of Default exists, no more than one inspection per fiscal quarter shall be at the expense of the Borrower, (b) one or more representatives of the Parent may be present during such inspection, (c) one or more representatives of any Lender may be present during any such inspection and (d) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     7.11 Use of Proceeds.

     Use the proceeds of Loan Obligations (a) to refinance existing Indebtedness, (b) for working capital, capital expenditures and lawful corporate purposes and (c) to finance Permitted Acquisitions.

     7.12 Joinder of Subsidiaries as Guarantors.

     (a) Domestic Subsidiaries. Promptly notify the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of a Material Domestic Subsidiary, which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto); and with respect to any such Subsidiary, cause the joinder of such Subsidiary as a Guarantor pursuant to a Guarantor Joinder Agreement (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) within thirty (30) days (or such later date as the Administrative Agent may agree to in its sole discretion) of such Subsidiary becoming a Material Domestic Subsidiary accompanied by Organization Documents and an opinion of counsel to such Credit Party, in form and substance reasonably satisfactory to the Administrative Agent.

     (b) Guaranties and Support Obligations in respect of Other Funded Debt. The Parent will not permit any of its Domestic Subsidiaries to give a guaranty or other Support Obligation in respect of other Funded Debt, unless (i) the guaranty or other Support Obligation is otherwise permitted hereunder and (ii) such Domestic Subsidiary shall give a guaranty of the Obligations hereunder on an equal and ratable basis by becoming a Guarantor pursuant to the terms hereof.

     7.13 Pledge of Capital Stock.

     Pledge or cause to be pledged to the Collateral Agent to secure the Obligations (a) one hundred percent (100%) of the issued and outstanding Capital Stock of each Material Domestic Subsidiary within (i) thirty (30) days (or such later date as the Collateral Agent may agree to in its sole discretion) in the case of the formation or acquisition of a Domestic Subsidiary that is or will thereupon become subject to the provisions hereof, its formation or acquisition and (ii) in all other cases, the date by which the quarterly Compliance Certificate is due for any fiscal quarter in which any such Domestic Subsidiary shall otherwise become subject to the provisions hereof and (b) sixty-five percent (65%) of the issued and outstanding Capital Stock of each of Material Foreign Subsidiary within (i) sixty (60) days (or such later date as the Collateral Agent may agree to in its sole discretion) in the case of the formation of or an acquisition of a Foreign Subsidiary that is or will thereupon become subject to the provisions hereof, its formation or acquisition and (ii) in all other cases, the date by which the quarterly Compliance Certificate is due for any fiscal quarter in which any such Foreign Subsidiary shall otherwise become subject to the provisions hereof, in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent; provided, that pledge agreements under local law and foreign opinions of counsel in respect thereof, will not be required except upon request of the Collateral Agent after the occurrence and during the continuation of an Event of Default. The requirement pursuant to clause (b) for the pledge of not more than sixty-five percent (65%) of the Capital Stock in each Material Foreign Subsidiary is intended to avoid treatment of the undistributed earnings of a Material Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes. Each Credit Party shall pledge or cause to be pledged any greater or lesser percentage of its interest in a Material Foreign Subsidiary that (whether pursuant to existing Law or as the result of changes to, or clarifications of, existing Law after the date hereof) (i) would not reasonably be expected to cause the undistributed earnings of such Material Foreign Subsidiary to be treated as a deemed dividend to the United States parent of such Material Foreign Subsidiary, as determined for United States federal income tax purposes, and (ii) would not otherwise reasonably be expected to result in material adverse tax consequences to such Material Foreign Subsidiary or its United States parent.

     7.14 Pledge of Other Property.

     Except for Subsidiaries not required to become a Guarantor pursuant to Section 7.12, pledge and grant a security interest in substantially all personal property (including accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment) located in the United States and which may be perfected by filing financing statements under the UCC or by filing notices of security interests in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office. The scope of the personal property covered by this subsection will not include Excluded Property. In connection with any grant of security interest under this subsection, the Credit Parties will deliver to the Collateral Agent within thirty (30) days (or such later date as the Collateral Agent may agree in its sole discretion) (i) a security agreement in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, executed in multiple counterparts, and (ii) upon the Collateral Agent’s reasonable written request, (a) notices of grant of security interest in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (b) such opinions of counsel as the Administrative Agent and Collateral Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, (c) evidence of casualty insurance (consistent with the requirements for insurance hereunder) on personal property showing the Collateral Agent as loss payee (if insurance is provided by a commercial insurer), and (d) such other filings and deliveries as may be necessary or appropriate as determined by the Collateral Agent in its reasonable discretion; provided however, that prior to the occurrence and during the continuation of an Event of Default, the Credit Parties shall not be required to provide (or cause to be provided) securities account control agreements, deposit account control agreements, landlord consents, control of letter of credit rights or any pledge of ownership interests in joint ventures and non-Wholly-Owned Subsidiaries which by the terms of their governing documents do not permit a pledge of the ownership interests without the consent of the other owners, provided that such ownership interest shall be subject to the general grant of a security interest regardless of any such prohibition unless the prohibition is not rendered ineffective under the UCC (including the provisions of Sections 9-407 and 9-408 thereof) or other applicable Law.

ARTICLE VIII

NEGATIVE COVENANTS

     Until the Termination Date has occurred, the Credit Parties will not, and will not permit any of their Subsidiaries to:

     8.01 Liens.

     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

     (a) Liens securing the Loan Obligations hereunder, including cash collateral and other Adequate Assurance pledged to the L/C Issuer or the Swingline Lender to secure obligations of Defaulting Lenders and Impacted Lenders as provided in Section 2.14;

     (b) Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract or Treasury Management Agreement permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract or Treasury Management Agreement are permitted under Section 8.03, (ii) such Liens are on the same collateral that secures the Loan Obligations (other than cash collateral and other Adequate Assurance referred to in clause (a) above) and (iii) the obligations under such Swap Contract or Treasury Management Agreement and the Loan Obligations share pari passu (subject to Section 9.03) in the collateral that is subject to such Liens;

     (c) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

     (d) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted or if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (e) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith or by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

     (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments; and

     (j) Liens securing, or in respect of, obligations (including obligations of any Person who becomes a member of the Consolidated Group) under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

     8.02 Investments.

     Make or permit to exist any Investments, except:

     (a) cash and Cash Equivalents;

     (b) Investments (including intercompany Investments) existing on the date hereof and listed on Schedule 8.02(b) and any extensions and renewals (but not increases) thereof

     (c) to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Consolidated Group in an aggregate amount not to exceed $5 million at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (e) Investments by the Parent and its Domestic Subsidiaries in and to (i) the Parent and its Domestic Subsidiaries, and (ii) Foreign Subsidiaries of the Parent after the Closing Date in an aggregate principal amount not to exceed $15 million at any time outstanding;

     (f) Investments by Foreign Subsidiaries in and to other members of the Consolidated Group (including other Foreign Subsidiaries);

     (g) Investments constituting Indebtedness and Support Obligations permitted by Section 8.03;

     (h) Investments (including investments in Foreign Subsidiaries) made as a part of Permitted Acquisitions;

     (i) other Investments not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $12 million at any time;

     (j) to the extent permitted by applicable Laws, loans to Designated Officers of the Parent that (i) the Parent is obligated to make and (ii) are made after the Closing Date for the purpose of paying taxes on certain securities of the Parent in accordance with certain restricted stock award agreements, promissory notes and stock pledge agreements; and

     (k) Investments in securities of account debtors received pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors.

     8.03 Indebtedness.

     Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness under the Credit Documents;

     (b) Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such

Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, but the principal amount of any such refinancing, refunding, renewal or extension may include (i) the principal amount of unfunded commitments relating thereto, (ii) a reasonable premium or other reasonable amount paid, and (iii) the costs thereof, including reasonable fees and expenses incurred in connection therewith.

     (c) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that such obligations are entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”.

     (d) intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02;

     (e) Indebtedness under capital leases, Synthetic Lease obligations and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of the refinancing, and (iii) the aggregate principal amount of all such Indebtedness shall not at any time exceed $20 million;

     (f) Support Obligations by members of the Consolidated Group in respect of Indebtedness permitted under clauses (a) through (e) of this Section;

     (g) Subordinated Debt;

     (h) other Funded Debt of the Parent not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $10 million at any time; and

     (i) other Funded Debt of Subsidiaries of the Parent not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $25 million at any time.

     8.04 Mergers and Dissolutions.

     Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom, (a) any Subsidiary of the Parent (other than the Borrower) may merge or consolidate with (i) the Parent, provided that the Parent shall be the continuing or surviving Person, (ii) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (iii) any Guarantor, provided that if such Guarantor is a Domestic Credit Party, a Guarantor shall be the continuing or surviving Person or (iv) another Subsidiary, provided that (A) if such Subsidiary is a Wholly-Owed Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person and (B) if such Subsidiary is a Domestic Subsidiary, a Domestic Subsidiary shall be the continuing or surviving Person; (b) any Subsidiary may be dissolved or liquidated, provided that its assets are Disposed of pursuant to Section 8.05; and (c) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower or, in a merger in which the Borrower is not a party, a Wholly-Owned Subsidiary of the Borrower, is the surviving corporation or the surviving corporation becomes a Wholly-Owned Subsidiary of the Borrower.

     8.05 Dispositions.

     Make any Disposition or enter into any agreement to make any Disposition to or in favor of any Person, except:

     (a) Dispositions of property by any Subsidiary to a Credit Party or another Subsidiary, provided that (i) if the transferor in such transaction is a Guarantor, then the transferee must be a Credit Party, and (ii) if the transferor in such transaction is a Wholly-Owned Subsidiary, then the transferee must be a Credit Party or a Wholly-Owned Subsidiary; and

     (b) other Dispositions by the Consolidated Group, provided that (i) the aggregate amount of all such Dispositions in any calendar year shall not exceed ten percent (10%) of Consolidated Total Assets as of the most recent fiscal year end, and (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis;

     (c) Dispositions of certain assets of the Credit Parties set forth on Schedule 8.05 hereof; and

     (d) other Dispositions of assets acquired in connection with a Permitted Acquisition, provided such Disposition occurs within one hundred eighty (180) days of such Permitted Acquisition,

provided, however, that with respect to clauses (a), (b) and (d) above, any such Disposition shall be for fair market value.

     8.06 Restricted Payments.

     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

     (a) Subsidiaries of the Parent may pay dividends and make distributions in respect of their Capital Stock;

     (b) the Parent may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

     (c) the Parent may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

     (d) so long as no Default or Event of Default shall exist immediately prior thereto or immediately after giving effect thereto,

     (i) the Parent may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its Capital Stock or warrants, rights or options to acquire any such shares for cash solely in an aggregate amount in any calendar year based on the Consolidated Leverage Ratio after giving effect thereto on a Pro Forma Basis as shown below:

Consolidated Leverage Ratio	Amount

Less than 2.0:1.0	$50 million

Equal to or greater than 2.0:1.0	$25 million

     (ii) the Parent may purchase Capital Stock from officers and employees of the Parent to the extent the aggregate amount of all such purchases does not exceed $2 million during the term of this Credit Agreement;

     (iii) in addition to the purchases permitted under clause (ii) above, the Parent may purchase Capital Stock of the Parent held by Designated Officers, provided that the aggregate amount paid in connection therewith is less than $15 million per fiscal year and the proceeds of such repurchases are immediately paid to the Parent to repay loans and advances made by the Parent to any of the Designated Officers prior to the Closing Date; and

     (e) the Parent may make exchanges of its Capital Stock for its Capital Stock or may withhold and accept surrender or delivery of its Capital Stock to satisfy the exercise price or tax withholding obligations in lieu of cash for any award permitted under any Parent stock incentive plan, stock option plan or other equity-based compensation plan or arrangement in effect from time to time.

     8.07 Change in Nature of Business.

     Engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related or complementary thereto to the extent reasonably comparable to the lines of business engaged in by the Parent and its Subsidiaries on the Closing Date.

     8.08 Change in Fiscal Year.

     Change its fiscal year without the prior written consent of the Required Lenders.

     8.09 Transactions with Affiliates.

     Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among Domestic Credit Parties.

     8.10 Prepayment of other Funded Debt.

     (a) After the issuance thereof, amend or modify (or permit the amendment or modification of) the terms of any Funded Debt in a manner adverse in any material respect to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto);

     (b) Amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any Subordinated Debt, including any notes or instruments evidencing any Subordinated Debt and any indenture or other governing instrument relating thereto;

     (c) Make any payment in contravention of the terms of any Subordinated Debt; or

     (d) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Funded Debt (other than the Indebtedness under the Credit Documents, intercompany Indebtedness permitted hereunder and Indebtedness permitted under Section 8.03(f) and (g)) other than regularly scheduled payments of principal and interest on such Funded Debt.

     8.11 No Further Negative Pledges.

     Enter into any Contractual Obligation (other than this Credit Agreement and the other Credit Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Parent or any Guarantor or to otherwise transfer property to the Parent or any Guarantor, (ii) of the Parent or any Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person in connection with the grant of any Lien to secure another obligation of such Person.

     8.12 Financial Covenants.

     (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 1.25:1.0.

     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than 3.00:1.0.

     (c) Consolidated EBITDA. Permits, as of the end of any fiscal quarter of the Parent, the portion of Consolidated EBITDA attributable to activities and operations in the United States as compared to Consolidated EBITDA as a whole to be less than 0.45:1.0.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

     9.01 Events of Default.

     Any of the following shall constitute an Event of Default:

     (a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Credit Document; or

     (b) Specific Covenants. The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, or 7.11 or Article VIII; or

     (c) Other Defaults. The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days; or

     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or

     (e) Cross-Default. (i) Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than $5 million; or

     (f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

     (h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding $5 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5 million; or

     (j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

     (k) Change of Control. There occurs any Change of Control.

     9.02 Remedies Upon Event of Default.

     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

     (a) declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent and each other Credit Party;

     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d) exercise on behalf of itself and the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

     9.03 Application of Funds.

     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

     10.01 Appointment and Authorization of Administrative Agent and Collateral Agent.

     (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

     (b) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

     10.02 Rights as a Lender.

     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     10.03 Exculpatory Provisions.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Administrative Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     10.04 Reliance by Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the

Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     10.05 Delegation of Duties.

     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     10.06 Resignation of the Administrative Agent.

     Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States; provided, however, that the consent of the Borrower shall not be required if an Event of Default under Section 9.01(a) or (f) shall have occurred and be continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, shall on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent or Collateral Agent with the consent of the Borrower (which consent not to be unreasonably withheld or delayed), as applicable, meeting the qualifications set forth above; provided, however, that the consent of the Borrower shall not be required if an Event of Default under Section 9.01(a) or (f) shall have occurred and be continuing; provided further that if the Administrative Agent or the Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, the retiring Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender and the L/C Issuer directly (and each Lender and L/C Issuer will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section) (other than its obligations under Section 11.07). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and the successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation, as applicable, hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, as applicable.

     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

     10.07 Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

     10.08 No Other Duties.

     Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Book Managers, Co-Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

     10.09 Administrative Agent May File Proofs of Claim.

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

     10.10 Collateral and Guaranty Matters.

     The Lenders and the L/C Issuer irrevocably authorize each of the Administrative Agent and the Collateral Agent, at its option and in its discretion:

     (a) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) on the date upon which Aggregate Commitments are terminated and all Loan Obligations (other than contingent indemnification obligations) are paid in full and all Letters of Credit (other than Letters of Credit as to which Cash Collateral has been provided or Alternative Arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made) have expired or terminated (such date, the “Termination Date”), (ii) that is sold or to be sold as part of or in connection with any disposition permitted hereunder or under any other Credit Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

     (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and

     (c) to release any Guarantor from its obligations under the guaranty provided hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

     Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

     11.01 Amendments, Etc.

     (a) Except as expressly provided herein below, no amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent on behalf of the Required Lenders upon receipt of a consent and direction letter from the Required Lenders) and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

     (i) no such amendment, waiver or consent shall be effective without the written consent of each Lender directly affected thereby (whose consent shall be sufficient therefor without the consent of the Required Lenders) where the effect would be to:

     (A) extend the scheduled final maturity of any Loan or Note of such Lender;

     (B) waive, reduce or postpone any scheduled repayment (but not prepayment) in respect of such Lender’s Loans;

     (C) reduce the rate of interest on any Loan or any fee payable hereunder or prepayment of any premium payable hereunder, provided that for purposes hereof, neither the amendment or waiver of application of the Default Rate nor the amendment, modification or waiver of the financial covenants or the financial covenant definitions hereunder shall be considered to constitute a reduction in the rate of interest or fees, even if the effect thereof would be to reduce the rate of interest or fees otherwise payable hereunder;

     (D) extend the time for payment of any interest or fees or prepayment premium owing to such Lender;

     (E) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit (except by virtue of any waiver of a prepayment owing to such Lender);

     (F) increase the Commitment of such Lender hereunder; provided that in no event shall an amendment, modification, termination, waiver or consent with respect to any mandatory prepayment, condition precedent, covenant, Default or Event of Default be considered an increase in Commitments and that an increase in the available portion of any Commitment of any Lender or any rescission of the acceleration of the Loans shall not constitute an increase in Commitments;

     (G) amend, modify, terminate or waive any provision of Section 9.03 or clause (a) of this Section 11.01 as to such Lender (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Credit Agreement to provide protective provisions hereunder of substantially the type afforded those tranches and extensions of credit on the Closing Date and except for, solely in respect of clause (a) of this Section 11.01, technical amendments which do not adversely affect the rights of any Lender);

     (H) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (i) the making of advances (including participations), (ii) the manner of application of payments or prepayments of principal, interest or fees, (iii) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (iv) the manner of reduction of Commitments and committed amounts, except that nothing contained in this clause (H) shall limit (I) an “amend and extend” of some, but not all, of the Commitments under a credit facility hereunder, (II) a termination of Commitments held by a Defaulting Lender, (III) any changes resulting solely from increases or other changes in the aggregate amount of the Commitments permitted hereunder or otherwise approved pursuant to this Section 11.01 and to reflect the addition of any Loans or extension of credit permitted hereunder or (IV) a purchase by the Borrower at a discount of the loans and obligations hereunder for retirement on terms and conditions acceptable to the Required Lenders;

     (I) amend the definition of “Required Lenders”, “Required Revolving Lenders”, “Revolving Commitment Percentage” or “Term Loan A Commitment Percentage” (except, in the case of “Revolving Commitment Percentage” and “Term Loan A Commitment Percentage”, for technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Credit Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date);

     (J) release all or substantially all of the Collateral, or release all or substantially all of the Guarantors from their guaranty obligations, except as expressly provided herein or in the other Credit Documents, or otherwise appropriate in connection with transactions permitted hereunder, provided that it is understood and agreed that additional tranches or additional extensions of credit established pursuant to the terms of this Credit Agreement may be equally and ratably secured (or secured on a junior basis) by the Collateral securing the loans and obligations hereunder; or

     (ii) unless also consented to in writing by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

     (iii) unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

     (iv) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

     (v) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

and provided further that, notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that

     (A) the Revolving Commitment of a Defaulting Lender may not be increased or extended, and

     (B) the rate of interest for the Defaulting Lender may not be reduced (except as expressly provided in clause (a)(i)(C) above) in a way that would affect a Defaulting Lender more adversely than the other affected Lenders, without, in any such case, the consent of the Defaulting Lender,

(ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

     (b) For the avoidance of doubt and notwithstanding provisions to the contrary in this Section 11.01 or elsewhere in this Credit Agreement, this Credit Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent for the purpose of including one or more Incremental Credit Facilities contemplated in subsection (e) of Section 2.01, by (i) increasing the aggregate amount of Commitments under any of the respective facilities and (ii) adding one or more additional borrowing tranches hereunder and to provide for the ratable sharing of the benefits of this Credit Agreement and the other Credit Documents with the other commitments and Obligations contemplated herein and therein.

     11.02 Notices; Effectiveness; Electronic Communication.

     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

     (i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

     (d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or any of its Subsidiaries. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     (e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT Person IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

     11.03 No Waiver; Cumulative Remedies; Enforcement.

     No failure by any Lender, the L/C Issuer, Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

     11.04 Expenses; Indemnity; Damage Waiver.

     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and any Joint Lead Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Lender, the Swingline Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, settlement costs and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01) (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Parent or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower shall have no obligation to indemnify or pay for the costs and expenses of more than one counsel for the Indemnitees, unless any such Indemnitee shall, in good faith, reasonably determine that there is a conflict of interest that causes it to be reasonably necessary for such Indemnitee to be represented by separate counsel. Counsel chosen to represent any Indemnitee pursuant to the preceding sentence shall be reasonably satisfactory to the Borrower and the Indemnitees.

     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor any other Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

     (e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the repayment or termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     11.05 Payments Set Aside.

     To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the Termination Date.

     11.06 Successors and Assigns.

     (a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

     (i) Minimum Amounts.

     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among its separate Revolving Commitment and Term Loan Commitments on a non-pro rata basis;

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

     (D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

     (iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

     (iv) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates (including the Parent) or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

     (v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of

Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time, without the consent of the Borrower, pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Revolving Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

     11.07 Treatment of Certain Information; Confidentiality.

     Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(e) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent and its obligations, (g) with the consent of the Parent or Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent.

     For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary, provided that, in the case of information received from the Parent or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

     11.08 Right of Setoff.

     If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     11.09 Interest Rate Limitation.

     Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     11.10 Counterparts; Integration; Effectiveness.

     This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means (including pdf) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

     11.11 Survival of Representations and Warranties.

     All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     11.12 Severability.

     If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.13 Replacement of Lenders.

     If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent (including, without limitation, by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by Required Lenders or Lenders of a particular class of loans under Section 11.01 but which requires unanimous consent of all Lenders, all affected Lenders or all Lenders of a particular class of loans, as applicable, or (d) any Lender is a Defaulting Lender or an Impacted Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv) unless waived by the Administrative Agent in its discretion;

     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Revolving Lenders, L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), or such lesser amount as the assigning Lender and the assignee may agree;

     (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

     (iv) such assignment does not conflict with applicable Laws; and

     (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;

provided that the failure by any Lender being replaced hereunder to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and, with respect to the Revolving Lenders, participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption. Any such repayment or assignment shall not be deemed to be a waiver of any rights that the Borrower, the other Credit Parties, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender.

     Each Lender hereby agrees that in the event it is a Defaulting Lender or an Impacted Lender, it shall cooperate with and provide assistance to the Borrower as reasonably requested by Borrower in connection with its replacement pursuant to this Section 11.13. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     11.14 Governing Law; Jurisdiction; Etc.

     (a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     11.15 Waiver of Jury Trial.

     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     11.16 No Advisory or Fiduciary Responsibility.

     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against any of the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

     11.17 Electronic Execution of Assignments and Certain Other Documents.

     The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     11.18 USA PATRIOT Act.

     Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

     11.19 Judgment Currency.

     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

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     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	AMERICAN TELECONFERENCING
SERVICES, LTD.,
a Missouri corporation

	By:	/s/ Michael E. Havener

Name: Michael E. Havener
Title: Senior Vice President, Finance, and Treasurer

GUARANTORS:	AMERICAN TELECONFERENCING
SERVICES, LTD.,
a Missouri corporation
PREMIERE GLOBAL SERVICES, INC.,
a Georgia corporation
PTEK SERVICES, INC., a Delaware corporation
XPEDITE SYSTEMS WORLDWIDE, INC.,
a Delaware corporation
NETSPOKE, INC., a Delaware corporation
IMEET, INC., a Delaware corporation

	By:	/s/ Michael E. Havener

Name: Michael E. Havener
Title: Senior Vice President, Finance, and Treasurer

XPEDITE SYSTEMS, LLC, a Delaware limited liability company

	By:	PREMIERE GLOBAL SERVICES,
INC., its sole Member

		By:	/s/ Michael E. Havener

		Name:	Michael E. Havener
		Title:	Senior Vice President, Finance,
and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By: /s/ Anne M. Zeschke
Name: Anne M. Zeschke
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as L/C Issuer, Swingline Lender and as a Lender

By: /s/ Ken Bauchle
Name: Ken Bauchle
Title: Senior Vice President

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.

By: /s/ Sean J. Lynch
Name: Sean J. Lynch
Title: Senior Vice President

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT

RBS CITIZENS, NATIONAL ASSOCIATION

By: /s/ Daniel Bernard
Name: Daniel Bernard
Title: Senior Vice President

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT

WELLS FARGO BANK, N.A.

By: /s/ G. Mendel Lay, Jr.
Name: G. Mendel Lay, Jr.
Title: Senior Vice President

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION

By: /s/ Santiago Riviere
Name: Santiago Riviere
Title: Vice President

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT

COMERICA BANK

By: /s/ Liesl Eckhardt
Name: Liesl Eckhardt
Title: Vice President

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT

UNITED OVERSEAS BANK LTD. NEW YORK
AGENCY

By: /s/ Philip Cheong
Name: Philip Cheong
Title: FVP

By: /s/ Mario Sheng
Name: Mario Sheng
Title: AVP

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT

ATLANTIC CAPITAL BANK

By: /s/ J. Christopher Deisley
Name: J. Christopher Deisley
Title: Senior Vice President

AMERICAN TELECONFERENCING SERVICES, LTD.
CREDIT AGREEMENT